                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                 -------------

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     May 15, 1999

                         CONTINENTAL CHOICE CARE, INC.
                     -------------------------------------
            (Exact name of registrant as specified in its charter)

          New Jersey                                   0-24542                    22-3276736
         -----------------------------------------------------------------------------------------------
(State or other jurisdiction of incorporation)   Commission File Number  (IRS Employer Identification No.)

                 P.O. Box 99, Florham Park, NJ             07932-0099
                 ----------------------------------------------------
                 (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (973) 593-0500


                                      N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)



                   INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  Other Events.
----------------------

  On May 15, 1999, Continental Choice Care, Inc., a New Jersey corporation ("CCCI"), entered into a stock purchase agreement (the "Stock Purchase Agreement") with Pine Tree Telephone and Telegraph Company, a Maine corporation ("Pinetree") and Mr. Tim Hutchison, the 95% stockholder of Pinetree (the "Seller") to purchase from the Seller all of the Pinetree capital stock owned by the Seller.

  Upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, at the Closing (as defined in the Stock Purchase Agreement) CCCI will purchase, for cash consideration of $14,225.74 per share, subject to adjustment, all of the capital stock of Pinetree held by the Seller, and any shares offered by the minority shareholders on identical price terms. The Seller owns 2,029 of the 2,144 issued and outstanding shares of common stock of Pinetree. CCCI
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intends to finance the purchase price with proceeds derived from bank debt and the issuance of additional shares of CCCI capital stock.

     Upon execution of the Stock Purchase Agreement, CCCI deposited the sum of $915,000 (the "Deposit") into escrow with the Maine Bank & Trust Company, who shall act as escrow agent (the "Escrow Agent") with respect to such deposit, pursuant to a certain escrow agreement (the "Escrow Agreement") entered into by the Seller, CCCI and the Escrow Agent. The Deposit shall be forfeited by CCCI in the event the transaction does not close provided the transaction's failure to close is not due to certain reasons articulated in the Stock Purchase Agreement, including but not limited to CCCI's failure to obtain regulatory approval for the transfer of the Pinetree business from the Seller to CCCI.

     At Closing, CCCI shall deliver to the Seller the Deposit, plus the adjusted aggregate purchase price less the sum of $2,900,000 (the "Closing Escrow") which CCCI shall deposit into escrow to be released to the Seller upon the first anniversary of the Closing, after adjustments are made to the Purchase Price, if adjustments are necessary. The Purchase Price shall be adjusted in certain instances, including the following: (i) to reflect capital expenditures made by Pinetree prior to Closing, (ii) upon settlement of litigation or (iii) in the event of a breach, warranty or covenant by any of the parties under the Stock Purchase Agreement.

     The Closing shall occur subsequent to CCCI obtaining written notification of approval of the Seller's transfer of ownership by the Public Utilities Commission of the State of Maine ("PUC"). CCCI believes that the regulatory approval process could take up to six months or more. The parties to the Stock Purchase Agreement are obligated to consummate the transactions contemplated thereby, unless one of two specific events occurs: (i) CCCI fails, after exhaustion of the appeals process, to obtain the requisite regulatory approval of the PUC, or (ii) Pinetree becomes subject to litigation with a damage claim in excess of $1 million. In effect, therefore, the Stock Purchase Agreement does not give the parties a right to terminate (and therefore avoid closing) in the event of a breach, but rather, compels a Closing by providing an adjustment to the Purchase Price as necessary.

     CCCI has agreed to employ the Seller pursuant to a certain employment agreement to commence upon closing until the Seller reaches the age of sixty-five (the "Employment Agreement"). Pursuant to such employment agreement, the Seller will provide various management services to the Company's management. As consideration for performing such services, the Seller will receive an annual salary of $20,000, the use of an automobile and other medical and retirement benefits.

     CCCI's rights as purchaser under the Stock Purchase Agreement were obtained from TelaLink Network, Ltd. ("TelaLink") pursuant to a letter agreement between CCCI and TelaLink. CCCI and TelaLink are parties to a merger agreement the terms of which were described in a current report on Form 8-K event dated February 5, 1999.

     A copy of the Stock Purchase Agreement, the Employment Agreement and Escrow Agreement are filed herewith as Exhibits 2.1, 4.1 and 4.2 respectively, and are incorporated herein
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by reference. The foregoing descriptions are qualified in their entirety by reference to the full text of such agreements.


Item 7.  Financial Statements and Exhibits.
------------------------------------------

(a)  Financial statements of business acquired.

     (4) Financial statements of Pine Tree Telephone and Telegraph Company will be filed by amendment to this Form 8-K not later than sixty (60) days from the filing of this report.

(b)  Pro forma financial information.

     (2) Pro forma financial information regarding Pine Tree Telephone and Telegraph Company will be filed by amendment to this Form 8-K not later than sixty (60) days from the filing of this report.

(c)  Exhibits.

Exhibit 2.1 Stock Purchase Agreement dated as of May 15, 1999, among CCCI, Pine Tree and Tim Hutchison.

Exhibit 4.1    Employment Agreement between CCCI and Tim Hutchison.

Exhibit 4.2    Escrow Agreement.


SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CONTINENTAL CHOICE CARE, INC.
                                          (Registrant)


Date: May 28, 1999                  By:  /s/ Steven L. Trenk
                                        ______________________________________
                                         Steven L. Trenk, President